Exhibit 99.1

Sensus Healthcare Reports Second Quarter 2026 Financial Results and Business Highlights

Commercial Momentum Builds Following CPT Code Implementation

Revenue Recognition on Eight Purchased Units Shifted to Q3 Due to Financing Approval Timing

CMS Proposed 26% Increase in Hospital-Based Delivery Code, Further Strengthening the Reimbursement Outlook for SRT

Customer Adoption, Pipeline Development and Commercial Expansion Advanced Across U.S. and International Markets

Company Remains Focused on Delivering Strong Second Half Performance

BOCA RATON, Fla., August 13, 2026 – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company committed to providing highly effective, non-invasive treatments for oncological and non-oncological skin conditions, today announced financial results and business highlights for the three months ended June 30, 2026.

Highlights included:

●	Revenues of $2.3 million for the quarter ended June 30, 2026, a decrease of $5.0 million, from the 2025 quarter. The decrease was driven by a lower number of units sold in the 2026 quarter, resulting in part from the inability to record the sale of eight units in Q2 due to financing approval timing. This sale will be recognized in Q3.

●	Customer adoption accelerated through expanding engagement with independent practices, larger physician groups, and health systems.

●	Sales pipeline strengthened following CPT code implementation, supported by increasing physician education, inbound customer inquiries and commercial activity.

●	CMS proposed a 26% increase in the hospital-based SRT delivery code, which, if finalized, would further improve provider economics and support expanded adoption of SRT across hospital and health system settings.

●	International commercial activity expanded across key Asia-Pacific markets, including Australia and New Zealand, supporting future growth opportunities.

●	Active website users increased 153% year-over-year.

●	Company remains committed to delivering strong performance during the second half of 2026.

Management Commentary

“While our reported second quarter revenue was impacted by the timing of financing approvals for eight units, our commercial execution remained strong throughout the quarter. Those units have since been sold and related revenue will be recognized in Q3. The delayed financing approval affected the timing of revenue recognition, not customer demand or commercial execution,” said Joseph Sardano, Chairman and Chief Executive Officer.

“Importantly, we are seeing the benefits of the dedicated CPT codes reflected in growing physician engagement, expanding customer interest, and a strengthening sales pipeline. During the quarter, we broadened relationships with larger physician groups, increased utilization under our Fair Deal Agreement program, and advanced our commercial initiatives in both the U.S. and internationally. In addition, we were particularly encouraged by the level of engagement we experienced across key Asia-Pacific markets, including Australia and New Zealand, where growing awareness of SRT is creating attractive long-term opportunities.

“We entered the third quarter with a healthy pipeline, growing customer engagement, and increasing commercial activity across both our domestic and international markets. We remain encouraged by the momentum we are seeing across the business and focused on executing against our five strategic priorities for 2026 - education and training, accelerating customer adoption, expanding recurring revenue, broadening our commercial reach, and driving Sensus toward profitability,” concluded Sardano.

Second Quarter 2026 Financial Results

Revenues were $2.3 million for the three months ended June 30, 2026, compared to $7.3 million for the three months ended June 30, 2025, a decrease of $5.0 million, or 68.5%. The decrease in revenue was primarily driven by a lower number of units sold (11 in the three months ended June 30, 2026, including Fair Deal Agreements and rentals, compared to 19 in the three months ended June 30, 2025), reflecting no sales in the current period to a historically large customer. In addition, some systems placed during the quarter were under the Fair Deal Agreement program and rental arrangements, for which revenue is recognized over the term of the agreement rather than at the time of shipment.

Cost of sales was $1.5 million for the three months ended June 30, 2026, compared to $4.4 million for the three months ended June 30, 2025, a decrease of $2.9 million, or 65.9%. The decrease in cost of sales was primarily related to the lower number of units sold.

Gross profit was $0.8 million for the three months ended June 30, 2026, compared to $2.9 million for the three months ended June 30, 2025, a decrease of $2.1 million, or 72.4%. Our overall gross profit percentage was 34.8% in the three months ended June 30, 2026, compared to 39.7% in the corresponding period in 2025. The decrease in gross profit and margin was primarily driven by product mix, including a higher proportion of international shipments, which carry lower average selling prices, and costs associated with new system placements pursuant to the Fair Deal Agreements, which are recognized upfront while related revenue is recognized over the term of the agreement.

General and administrative expense was $1.8 million for the three months ended June 30, 2026, compared to $2.0 million for the three months ended June 30, 2025, a decrease of $0.2 million, or 10.0%. The net decrease in general and administrative expense was primarily due to lower compensation costs, slightly offset by increases in professional fees.

Selling and marketing expense was $1.1 million for the three months ended June 30, 2026, compared to $1.4 million for the three months ended June 30, 2025, a decrease of $0.3 million, or 21.4%. The decrease was primarily driven by a decrease in tradeshow expenses, commission expenses, and clinical research costs.

Research and development expense was $1.1 million for the three months ended June 30, 2026, compared to $1.5 million for the three months ended June 30, 2025, a decrease of $0.4 million, or 26.7%. The decrease was primarily due to a decrease in product development costs related to next-generation systems and reduced headcount.

Other income of $0.1 million and $0.2 million for the three months ended June 30, 2026 and 2025, respectively, relates primarily to interest income.

The tax expense for the second quarter of 2026 includes a $5.7 valuation allowance against net deferred tax assets.

Net loss was $8.7 million, or $0.53 per share, compared with net loss of $1.0 million, or $0.06 per share, for the three months ended June 30, 2025.

Adjusted EBITDA for the second quarter of 2026 was negative $3 million, compared with negative $1.8 million for the second quarter of 2025. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash, restricted cash and cash equivalents were $15.2 million as of June 30, 2026, compared with $18.3 million as of March 31, 2026. The Company had no outstanding borrowings under its revolving line of credit at June 30, 2026. Prepaid inventory was $0.6 million as of June 30, 2026, compared with $2.5 million as of March 31, 2026. Inventories were $18.5 million as of June 30, 2026, compared with $16.5 million as of March 31, 2026.

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call using this link to receive a unique dial-in number to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those unable to pre-register can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please ask the operator to be connected to the Sensus Healthcare conference call.

The call will be webcast live and can be accessed at this link or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management understands that investors and analysts use Adjusted EBITDA, a non-GAAP financial measure, in analyzing the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net loss, as reported	$(8,749)	$(1,037)	$(11,375)	$(3,609)
Add:
Depreciation	86	99	182	185
Stock compensation expense	70	67	140	146
Income tax expense (benefit)	5,686	(723)	4,079	(613)
Interest income, net	(117)	(183)	(241)	(367)
Adjusted EBITDA, non GAAP	$(3,024)	$(1,777)	$(7,215)	$(4,258)

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” or “potential,” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus Healthcare, Inc., our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release as a result of the following factors, among others: the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries, including ongoing geopolitical tensions between the U.S. and China; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation (including the possibility of tariffs and fluctuations in tariffs on equipment we export or materials we import), or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; the possibility that inflationary pressures continue to impact our sales; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission.

To date, geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date this press release is issued, except as may be required by applicable law.

Investor Relations Contact

Leigh Salvo

New Street Investor Relations

leigh@newstreetir.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$2,290	$7,315	$5,684	$15,659
Cost of sales	1,521	4,412	3,924	8,403
Gross profit	769	2,903	1,760	7,256
Operating expenses:
General and administrative	1,786	1,986	3,827	4,193
Selling and marketing	1,054	1,389	2,771	3,575
Research and development	1,109	1,471	2,699	4,077
Total operating expenses	3,949	4,846	9,297	11,845
Loss from operations	(3,180)	(1,943)	(7,537)	(4,589)
Other income:
Interest income, net	117	183	241	367
Other income, net	117	183	241	367
Loss before income tax	(3,063)	(1,760)	(7,296)	(4,222)
Provision for (benefit from) income taxes	5,686	(723)	4,079	(613)
Net loss	$(8,749)	$(1,037)	$(11,375)	$(3,609)
Net loss per share - basic	$(0.53)	$(0.06)	$(0.69)	$(0.22)
diluted	$(0.53)	$(0.06)	$(0.69)	$(0.22)
Weighted average number of shares used in computing
net loss per share - basic	16,462,059	16,320,036	16,462,355	16,330,891
diluted	16,462,059	16,320,036	16,462,355	16,330,891

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)	As of June 30, 2026	As of December 31, 2025
	(unaudited)
Assets
Current assets
Cash, restricted cash and cash equivalents	$15,186	$22,083
Accounts receivable, net	1,680	6,041
Inventories	18,459	14,563
Prepaid inventory	607	1,522
Other current assets	1,745	1,683
Total current assets	37,677	45,892
Property and equipment, net	2,748	1,976
Deferred tax asset	—	4,079
Operating lease right-of-use assets, net	329	452
Other noncurrent assets	505	640
Total assets	$41,259	$53,039
Liabilities and stockholders’ equity Current liabilities
Accounts payable and accrued expenses	$3,167	$3,343
Product warranties	267	275
Operating lease liabilities, current portion	274	262
Deferred revenue, current portion	619	842
Total current Liabilities	4,327	4,722
Operating lease liabilities, net of current portion	69	209
Deferred revenue, net of current portion	—	10
Total liabilities	4,396	4,941
Commitments and contingencies Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—

Common stock, $0.01 par value - 50,000,000 authorized; 17,055,095 issued and 16,462,059 outstanding at June 30, 2026; 17,056,845 issued and 16,463,809 outstanding at December 31, 2025	169	169

Additional paid-in capital	46,230	46,090
Treasury stock, 593,036 shares at cost, at June 30, 2026 and December 31, 2025	(3,876)	(3,876)
(Accumulated deficit) retained earnings	(5,660)	5,715
Total stockholders’ equity	36,863	48,098
Total liabilities and stockholders’ equity	$41,259	$53,039